Exhibit 99.1

Press Release

For Immediate Release

Contacts: Yee Phong (Alan) Thian
Chairman, President and CEO
(626) 307-7559
David Morris
Executive Vice President and CFO
(714) 670-2488

RBB Bancorp Reports Second Quarter Earnings for 2019

Conference Call and Webcast Scheduled for Tuesday, July 23, 2019 at

11:00 a.m. Pacific Time/2:00 p.m. Eastern Time

•	Net income was $10.1 million, or $0.50 diluted earnings per share
•	Total deposits increased by $51.0 million, or 9.4% annualized growth, from the end of the prior quarter
•	Sold approximately $175.0 million of mortgage loans for a net gain on sale of $2.5 million

Los Angeles, CA, July 22, 2019 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (“the Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company”, announced financial results for the quarter ended June 30, 2019.

The Company reported net income of $10.1 million, or $0.50 diluted earnings per share, for the three months ended June 30, 2019, compared to net income of $10.4 million, or $0.51 diluted earnings per share, and $9.4 million, or 0.54 diluted earnings per share, for the three months ended March 31, 2019 and June 30, 2018, respectively.

“We are pleased with our operating performance for the second quarter,” said Mr. Alan Thian, Chairman, President and CEO. “We made significant progress on our balance sheet initiatives, selling $175.0 million in residential mortgage loans during the quarter and reducing our reliance on wholesale funding by $235.0 million. Our focus on increasing core deposits helped drive our deposit growth and we continued to experience low credit costs and well-managed expenses.  These factors all contributed to another solid quarter of net income.

“Our integration of First American International Corp. is nearly complete. We have optimized its operational footprint, with the closing of two non-banking offices and one branch and the opening of one new branch. We have also renegotiated and entered into new contracts with our core system vendor.  We are making good progress on introducing our business deposit and commercial lending products to the First American branch network and anticipate future growth from that franchise.  Our last project is to implement a common residential mortgage origination platform for both regions.

“With our balance sheet repositioning nearly complete and given our loan pipeline, we are looking forward to resuming growth at a more normalized rate. In addition to organic growth opportunities, we plan to continue to expand our franchise through a combination of acquisitions and de novo branch openings,” concluded Mr. Thian.

Key Performance Ratios

Net income of $10.1 million for the second quarter of 2019 produced an annualized return on average assets of 1.43%, an annualized return on average tangible common equity of 12.51%, and an annualized return on average equity of 10.42%.  This compares to an annualized return on average assets of 1.44%, an annualized return on average tangible common equity of 13.26%, and an annualized return on average equity of 10.98% for the first quarter of 2019.  The efficiency ratio for the second quarter of 2019 was 50.0%, compared to 50.9% for the prior quarter. Normalizing for the 1,035,000 shares issued for options in 2018 and the 3,011,787 shares issued as a result of the First American International Corp. acquisition, diluted earnings per share would have been $0.52 for the quarter ended June 30, 2019 and $0.48 for the quarter ended June 30, 2018.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $24.3 million for the second quarter of 2019, compared to $25.9 million for the first quarter of 2019.  The $1.6 million decrease was primarily attributable to a $94.7 million decrease in average loans held for sale and a $6.3 million decrease in average total loans held for investment, partially offset by a $74.3 million decrease in average interest-bearing liabilities.  Net interest income was also impacted by a 20 basis point decrease in the net interest margin.  Accretion of purchase discounts contributed $753,000 to net interest income in the second quarter of 2019, compared to $1.1 million in the first quarter of 2019.

Compared to the second quarter of 2018, net interest income, before provision for loan losses, increased from $17.8 million. The increase was primarily attributable to a $1.0 billion increase in average earning assets, partially offset by a 73 basis point decrease in the net interest margin.

Net interest margin was 3.64% for the second quarter of 2019, a decrease from 3.84% in the first quarter of 2019. The decrease was primarily attributable to a 12 basis point increase in the cost of interest bearing liabilities, and a 14 basis point decrease in the yield on average earning assets resulting from lower average loan yields.  Loan discount accretion contributed 11 basis points to the net interest margin in the second quarter of 2019, compared to 16 basis points in the first quarter of 2019.

Noninterest Income

Noninterest income was $5.5 million for the second quarter of 2019, an increase of $1.3 million from $4.2 million in the first quarter of 2019.  The increase was driven by an increase in gain on loan sales of $922,000, higher service charges and fees of $402,000, higher net loan servicing fees of $59,000, and an increase in recoveries on loans acquired in business combinations of $49,000. These were partially offset by a decrease in unrealized gain on equity investments of $147,000.

The Company sold $175.0 million in mortgage loans for a net gain of $2.5 million during the second quarter of 2019, compared to $129.8 million in mortgage loan sales for a net gain of $1.9 million during the first quarter. The Company originated $28.3 million in mortgage loans for sale for the second quarter of 2019, compared with $49.0 million during the prior quarter.

The Company sold $10.0 million in SBA loans for a net gain of $616,000 during the second quarter of 2019, compared to $3.7 million in SBA loans sold for a net gain of $125,000 during the first quarter of 2019.

The Company sold $1.6 million in commercial real estate loans for a net gain of $24,000 in the second quarter of 2019.  In the prior quarter, $8.8 million loans were sold for a gain of $154,000.

Compared to the second quarter of 2018, noninterest income increased by $2.7 million from $2.8 million. The increase was primarily attributable to an increase of $1.0 million in gain on sale of loans and a $776,000 increase in service charges and fees, and an increase of $841,000 in net loan servicing fees, mostly attributable to the First American International Bank merger.

Noninterest Expense

Noninterest expense for the second quarter of 2019 was $14.9 million, compared to $15.3 million for the first quarter of 2019.  The $426,000 decrease was primarily attributable to a $949,000 decrease in salaries and employee benefits expenses and a $235,000 decrease in merger and other expenses, partially offset by a $422,000 increase in occupancy and equipment expenses, of which $225,000 was for prior period New York City property taxes, a $231,000 increase in legal and professional expenses and a $210,000 increase in data processing expenses, of which $82,000 was for duplicative services which were not yet converted.

Compared to the second quarter of 2018, noninterest expense increased from $8.2 million to $14.9 million. The $6.7 million increase was primarily due to an increase in salaries and employee benefits of $3.5 million, occupancy and equipment expenses of $1.8 million, data processing expenses of $732,000, and amortization of intangibles of $308,000.  The increase in salary expense is attributable to additional staff for expansion and the First American acquisition.  The increase in occupancy expense is mainly due to the First

American International Corp. acquisition, including the new branch in Flushing, NY and our new Irvine location in Orange County, CA.

Income Taxes

The effective tax rate was 30.3%, including the tax impact for stock options exercised in the amount of $52,000 for the second quarter of 2019, 27.1%, including the impact of a deduction for stock options exercised in the amount of $92,000, for the first quarter, and 19.5% for the second quarter of 2018, which included the impact of a deduction for stock options exercised in the amount of $1.2 million.

Loan Portfolio

Loans held for investment, net of deferred fees and discounts, totaled $2.1 billion as of June 30, 2019, a decrease of $28.0 million from March 31, 2019, and an increase of $808.4 million from June 30, 2018.  The slight decline in loans held for investment from the end of the first quarter was primarily due to loans sold that were previously classified as loans held for investment of $107.7 million, partially offset by an increase in loan production.

Mortgage loans held for sale were $249.6 million as of June 30, 2019, a decrease of $125.8 million from $375.4 million at March 31, 2019.

Deposits

Deposits were $2.2 billion at June 30, 2019, an increase of $51.0 million from March 31, 2019, and an increase of $810.9 million from June 30, 2018. The increase in total deposits from the end of the prior quarter was primarily attributable to a $91.3 million increase in retail time deposits, partially offset by a decrease of $47.9 million in brokered time deposits.  We continue to experience customers moving funds to time deposits from savings, NOW and money market accounts, given the current expectations for lower interest rates. Non-maturity deposits decreased by $1.8 million in the quarter. As of June 30, 2019, deposits included $135.0 million in brokered CDs.

In the second quarter, noninterest-bearing deposits increased $16.7 million to $435.6 million as of June 30, 2019. The increase was due to a partial return of deposits that were withdrawn in the first quarter due to customer concern over uncertain international trade issues. Compared to June 30, 2018, noninterest-bearing deposits increased $129.3 million from $306.4 million.

Asset Quality

Nonperforming assets totaled $8.6 million, or 0.31% of total assets at June 30, 2019, compared to $4.6 million, or 0.16%, of total assets at March 31, 2019. The increase in nonperforming assets was primarily due to the addition of a $2.9 million SBA loan. Nonperforming assets consist of Other Real Estate Owned, loans modified under troubled debt restructurings (TDR), non-accrual loans, and loans past due 90 days or more and still accruing interest.

Loans held-for-investment 30 to 89 days past due decreased to $3.4 million at June 30, 2019, from $5.2 million at March 31, 2019.

In the second quarter of 2019, there was one charge-off of $32,000 attributed to a commercial and industrial loan.  There were $109,000 in net recoveries in the first quarter.

The Company recorded a provision for loan losses of $357,000 for the second quarter of 2019, which was primarily attributable to a change in the loan mix during the quarter.

The allowance for loan losses totaled $18.6 million, or 0.89% of total loans held for investment at June 30, 2019, compared with $18.2 million, or 0.86%, of total loans at March 31, 2019.

Properties

Our headquarters office is located at 1055 Wilshire Blvd. in Los Angeles, California. In 2019, we have closed one non-banking office and one branch and opened one new branch in New York City, with one additional non-banking office vacant but still paying rent.

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California.  The Company has total assets of $2.8 billion. Its wholly-owned subsidiary, the Bank is a full service commercial bank, which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County and Ventura County in California, in Las Vegas, Nevada, and in Brooklyn, Queens, and Manhattan in New York.  Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services.  The Bank has ten branches in Los Angeles County, two branches in Ventura County, one branch in Irvine, California, one branch in Las Vegas, Nevada, and nine branches and two loan offices in Brooklyn, Queens and Manhattan in New York. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Avenue, Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. Pacific time/2:00 p.m. Eastern time on Tuesday, July 23, 2019, to discuss the Company’s second quarter 2019 financial results.

To listen to the conference call, please dial 1-833-659-7620 or 1-430-775-1348, passcode 4677186. A replay of the call will be made available at 1-855-859-2056 or 1-404-537-3406, passcode 4677186, approximately one hour after the conclusion of the call and will remain available through July 30, 2019.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; the costs or effects of acquisitions or dispositions we may make, including our recently completed acquisition of FAIC, whether we are able to obtain any required governmental or shareholder approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, compliance, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking and funds transfer applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive and regulatory environment among financial and bank holding companies, banks and other financial service providers; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as securities, consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K for the year ended December 31, 2018, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	June 30	March 31	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018
Assets
Cash and due from banks	$185,643	$250,079	$147,685	$171,553	$72,788
Federal funds sold and other cash equivalents	20,000	—	—	—	—
Total cash and cash equivalents	205,643	250,079	147,685	171,553	72,788
Interest-bearing deposits in other financial institutions	1,196	1,196	600	600	600
Investment securities available for sale	71,629	58,537	73,762	87,066	61,299
Investment securities held to maturity	8,733	9,449	9,961	9,974	9,986
Mortgage loans held for sale	249,596	375,430	434,522	378,943	281,755
Loans held for investment	2,092,438	2,120,413	2,142,015	1,381,218	1,284,082
Allowance for loan losses	(18,561)	(18,236)	(17,577)	(16,178)	(14,657)
Net loans held for investment	2,073,877	2,102,177	2,124,438	1,365,040	1,269,425
Premises and equipment, net	17,214	17,342	17,307	8,119	7,502
Federal Home Loan Bank (FHLB) stock	15,000	8,899	9,707	7,738	7,738
Net deferred tax assets	4,318	4,389	4,642	7,320	7,089
Income tax receivable	3,001	—	656	1,845	2,170
Other real estate owned (OREO)	2,075	2,056	1,101	293	293
Cash surrender value of life insurance	33,963	33,769	33,578	33,380	33,180
Goodwill	58,383	58,383	58,383	29,940	29,940
Servicing assets	17,587	17,288	17,370	6,248	6,134
Core deposit intangibles	6,828	7,212	7,601	1,203	1,280
Accrued interest and other assets	32,913	31,912	32,689	27,577	25,693
Total assets	$2,801,956	$2,978,118	$2,974,002	$2,136,839	$1,816,872
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$435,629	$418,953	$438,764	$287,274	$306,362
Savings, NOW and money market accounts	462,448	480,959	579,247	462,737	424,261
Time deposits	1,337,257	1,284,428	1,126,030	814,953	693,783
Total deposits	2,235,334	2,184,340	2,144,041	1,564,964	1,424,406
Reserve for unfunded commitments	621	639	688	550	483
Income tax payable	1,610	3,009	—	—	—
FHLB advances	40,000	275,000	319,500	210,000	40,000
Long-term debt, net of debt issuance costs	103,878	103,793	103,708	49,637	49,601
Subordinated debentures	9,590	9,548	9,506	3,492	3,470
Accrued interest and other liabilities	17,103	16,986	21,938	13,198	12,710
Total liabilities	2,408,136	2,593,315	2,599,381	1,841,841	1,530,670
Shareholders' equity:
Shareholder's equity	393,758	385,395	375,887	296,514	287,509
Non-controlling interest	72	72	72	—	—
Accumulated other comprehensive income (loss) - Net of tax	(10)	(664)	(1,338)	(1,516)	(1,307)
Total shareholders' equity	393,820	384,803	374,621	294,998	286,202
Total liabilities and stockholders’ equity	$2,801,956	$2,978,118	$2,974,002	$2,136,839	$1,816,872

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	June 30, 2019	March 31, 2019	June 30, 2018
Interest and dividend income:
Interest and fees on loans	$34,240	$35,839	$21,132
Interest on interest-bearing deposits	515	468	209
Interest on investment securities	685	588	603
Dividend income on FHLB stock	379	198	134
Interest on federal funds sold and other	124	113	206
Total interest income	35,943	37,206	22,284
Interest expense:
Interest on savings deposits, NOW and money market accounts	1,238	1,294	998
Interest on time deposits	7,797	5,953	2,410
Interest on subordinated debentures and long term debt	1,929	1,933	920
Interest on other borrowed funds	662	2,114	129
Total interest expense	11,626	11,294	4,457
Net interest income	24,317	25,912	17,827
Provision for loan losses	357	550	700
Net interest income after provision for loan losses	23,960	25,362	17,127
Noninterest income:
Service charges, fees and other	1,222	820	446
Gain on sale of loans	3,120	2,198	2,085
Loan servicing fees, net of amortization	899	840	58
Recoveries on loans acquired in business combinations	55	6	5
Unrealized gain on equity investments	—	147	—
Increase in cash surrender value of life insurance	194	191	199
Gain on sale of fixed assets	6	—	—
	5,496	4,202	2,793
Noninterest expense:
Salaries and employee benefits	8,169	9,118	4,709
Occupancy and equipment expenses	2,674	2,252	834
Data processing	1,219	1,009	487
Legal and professional	656	425	423
Office expenses	294	336	192
Marketing and business promotion	316	362	262
Insurance and regulatory assessments	284	298	213
Amortization of intangibles	385	388	77
OREO expenses	81	81	—
Merger expenses	15	71	183
Other expenses	806	985	811
	14,899	15,325	8,191
Income before income taxes	14,557	14,239	11,729
Income tax expense	4,415	3,859	2,292
Net income	$10,142	$10,380	$9,437

Net income per share
Basic	$0.51	$0.52	$0.58
Diluted	$0.50	$0.51	$0.54
Cash Dividends declared per common share	$0.10	$0.10	$0.09
Weighted-average common shares outstanding
Basic	20,074,651	20,047,716	16,407,439
Diluted	20,445,013	20,436,741	17,322,800

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the six months ended
	June 30, 2019	June 30, 2018
Interest and dividend income:
Interest and fees on loans	$70,079	$40,206
Interest on interest-earning deposits	983	395
Interest on investment securities	1,273	1,163
Dividend income on FHLB stock	577	253
Interest on federal funds sold and other	237	443
Total interest income	73,149	42,460
Interest expense:
Interest on savings deposits, NOW and money market accounts	2,532	1,700
Interest on time deposits	13,750	4,456
Interest on subordinated debentures and long term debt	3,862	1,833
Interest on other borrowed funds	2,776	200
Total interest expense	22,920	8,189
Net interest income	50,229	34,271
Provision for loan losses	907	884
Net interest income after provision for loans losses	49,322	33,387
Noninterest income:
Service charges, fees and other	2,042	912
Gain on sale of loans	5,318	3,900
Loan servicing fees, net of amortization	1,739	27
Recoveries on loans acquired in business combinations	61	11
Unrealized gain on equity investments	147	—
Increase in cash surrender value of life insurance	385	398
Gain on sale of fixed assets	6	—
	9,698	5,248
Noninterest expense:
Salaries and employee benefits	17,287	9,660
Occupancy and equipment expenses	4,926	1,626
Data processing	2,228	960
Legal and professional	1,081	680
Office expenses	630	363
Marketing and business promotion	678	465
Insurance and regulatory assessments	582	422
Amortization of intangibles	773	158
OREO expenses	162	7
Merger expenses	86	223
Other expenses	1,791	1,916
	30,224	16,480
Income before income taxes	28,796	22,155
Income tax expense	8,274	3,872
Net income	$20,522	$18,283

Net income per share
Basic	$1.02	$1.13
Diluted	$1.00	$1.06
Cash Dividends declared per common share	$0.20	$0.17
Weighted-average common shares outstanding
Basic	20,061,258	16,246,063
Diluted	20,440,900	17,248,125

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	June 30, 2019			March 31, 2019			June 30, 2018
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$120,818	$1,018	3.38%	$92,692	$779	3.41%	$79,065	$549	2.78%
Securities (2)
Available for sale	87,347	610	2.80%	68,708	508	3.00%	74,836	519	2.78%
Held to maturity	9,127	84	3.69%	9,629	89	3.75%	9,992	92	3.68%
Mortgage loans held for sale	355,168	4,245	4.79%	449,828	5,490	4.95%	209,423	2,428	4.65%
Loans held for investment: (3)
Real estate	1,763,749	24,394	5.55%	1,764,813	24,486	5.63%	885,630	12,635	5.72%
Commercial (4)	347,236	5,601	6.47%	352,428	5,864	6.75%	377,077	6,069	6.46%
Total loans	2,110,985	29,995	5.70%	2,117,241	30,350	5.81%	1,262,707	18,704	5.94%
Total earning assets	2,683,445	$35,952	5.37%	2,738,098	$37,216	5.51%	1,636,023	$22,292	5.47%
Noninterest-earning assets	166,719			176,813			100,442
Total assets	$2,850,164			$2,914,911			$1,736,465

Interest-bearing liabilities
NOW and money market deposits	$387,363	$1,188	1.23%	$413,952	$1,241	1.22%	$387,116	$968	1.00%
Savings deposits	97,584	50	0.21%	100,623	53	0.21%	29,499	30	0.40%
Time deposits	1,338,631	7,797	2.34%	1,139,214	5,953	2.12%	666,493	2,410	1.45%
Total interest-bearing deposits	1,823,578	9,035	1.99%	1,653,789	7,247	1.78%	1,083,108	3,408	1.26%
FHLB short-term advances	95,220	662	2.79%	339,406	2,114	2.53%	34,011	129	1.52%
Long-term debt	103,826	1,748	6.75%	103,742	1,747	6.83%	49,583	849	6.87%
Subordinated debentures	9,564	181	7.59%	9,523	186	7.92%	3,459	71	8.26%
Total interest-bearing liabilities	2,032,188	11,626	2.29%	2,106,460	11,294	2.17%	1,170,161	4,457	1.53%
Noninterest-bearing liabilities
Noninterest-bearing deposits	408,219			405,190			271,920
Other noninterest-bearing liabilities	19,183			19,987			12,930
Total noninterest-bearing liabilities	427,402			425,177			284,850
Shareholders' equity	390,574			383,274			281,454
Total liabilities and shareholders' equity	$2,850,164			$2,914,911			$1,736,465
Net interest income / interest rate spreads		$24,326	3.08%		$25,922	3.34%		$17,835	3.94%
Net interest margin			3.64%			3.84%			4.37%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.
(4)	Includes purchased receivables, which are short term loans made to investment grade companies and are used for cash - management purposes by the Company.

BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the six months ended June 30,
	2019			2018
	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$111,601	$1,798	3.25%	$85,509	$1,092	2.58%
Securities (2)
Available for sale	78,079	1,118	2.89%	72,453	996	2.77%
Held to maturity	9,377	173	3.72%	9,997	184	3.71%
Mortgage loans held for sale	402,237	9,735	4.88%	184,315	4,266	4.67%
Loans held for investment: (3)
Real estate	1,764,278	48,879	5.59%	865,589	23,732	5.53%
Commercial (4)	349,818	11,465	6.61%	380,740	12,208	6.47%
Total loans	2,114,097	60,344	5.76%	1,246,329	35,940	5.82%
Total earning assets	2,715,391	$73,168	5.43%	1,598,603	$42,478	5.36%
Noninterest-earning assets	166,967			95,754
Total assets	$2,882,358			$1,694,357

Interest-bearing liabilities
NOW and money market deposits	$400,584	$2,430	1.22%	$365,909	$1,636	0.90%
Savings deposits	99,095	102	0.21%	30,709	65	0.43%
Time deposits	1,239,474	13,750	2.24%	653,837	4,456	1.37%
Total interest-bearing deposits	1,739,153	16,282	1.89%	1,050,455	6,157	1.18%
FHLB short-term advances	216,638	2,776	2.58%	32,565	200	1.24%
Long-term debt	103,784	3,495	6.79%	49,567	1,698	6.91%
Subordinated debentures	9,544	367	7.75%	3,449	135	7.92%
Total interest-bearing liabilities	2,069,119	$22,920	2.23%	1,136,036	$8,190	1.45%
Noninterest-bearing liabilities
Noninterest-bearing deposits	406,713			269,957
Other noninterest-bearing liabilities	19,582			12,114
Total noninterest-bearing liabilities	426,295			282,071
Shareholders' equity	386,944			276,250
Total liabilities and shareholders' equity	$2,882,358			$1,694,357
Net interest income / interest rate spreads		$50,248	3.20%		$34,288	3.91%
Net interest margin			3.73%			4.33%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.
(4)	Includes purchased receivables, which are short term loans made to investment grade companies and are used for cash - management purposes by the Company.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	June 30,	March 31,	June 30,
	2019	2019	2018
Per share data (common stock)
Earnings
Basic	$0.51	$0.52	$0.58
Diluted	$0.50	$0.51	$0.54
Dividends declared	$0.10	$0.10	$0.09
Basic, excluding merger expense	$0.51	$0.52	$0.58
Diluted, excluding merger expense	$0.50	$0.51	$0.55
Book value	$19.61	$19.17	$17.30
Tangible book value	$16.37	$15.90	$15.41
Weighted average shares outstanding
Basic	20,074,651	20,047,716	16,407,439
Diluted	20,445,013	20,436,741	17,322,800
Shares outstanding at period end	20,077,524	20,073,991	16,544,627
Performance ratios
Return on average assets, annualized	1.43%	1.44%	2.18%
Return on average shareholders' equity, annualized	10.42%	10.98%	13.45%
Return on average tangible common equity, annualized	12.51%	13.26%	15.13%
Noninterest income to average assets, annualized	0.77%	0.58%	0.65%
Noninterest expense to average assets, annualized	2.10%	2.13%	1.89%
Yield on average earning assets	5.37%	5.51%	5.47%
Cost of average deposits	1.62%	1.43%	1.01%
Cost of average interest-bearing deposits	1.99%	1.78%	1.26%
Cost of average interest-bearing liabilities	2.29%	2.17%	1.53%
Accretion on loans to average earning assets	0.11%	0.16%	0.23%
Net interest spread	3.08%	3.34%	3.94%
Net interest margin	3.64%	3.84%	4.37%
Efficiency ratio	49.97%	50.89%	39.72%
Common stock dividend payout ratio	19.61%	19.69%	16.67%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the six months ended June 30,
	2019	2018
Per share data (common stock)
Earnings
Basic	$1.02	$1.13
Diluted	$1.00	$1.06
Basic, excluding merger expense	$1.03	$1.14
Diluted, excluding merger expense	$1.01	$1.07
Dividends declared	$0.20	$0.17
Book value	$19.61	$17.30
Tangible book value	$16.37	$15.41
Weighted average shares outstanding
Basic	20,061,258	16,246,063
Diluted	20,440,900	17,248,125
Shares outstanding at period end	20,077,524	16,544,627
Performance ratios
Return on average assets, annualized	1.44%	2.18%
Return on average shareholders' equity, annualized	10.70%	13.35%
Return on average tangible common equity, annualized	12.88%	15.05%
Noninterest income to average assets, annualized	0.68%	0.62%
Noninterest expense to average assets, annualized	2.11%	1.96%
Yield on average earning assets	5.43%	5.36%
Cost of average deposits	1.53%	0.94%
Cost of average interest-bearing deposits	1.89%	1.18%
Cost of average interest-bearing liabilities	2.23%	1.45%
Accretion on loans to average earning assets	0.13%	0.11%
Net interest spread	3.20%	3.90%
Net interest margin	3.73%	4.33%
Efficiency ratio	50.43%	41.70%
Common stock dividend payout ratio	19.61%	16.01%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	As of
	June 30,	March 31,	June 30,
	2019	2019	2018
Loan to deposit ratio	93.61%	97.07%	90.15%
Core deposits / total deposits	67.22%	66.79%	82.43%
Net non-core funding dependence ratio	18.46%	22.81%	17.43%

Credit Quality Data:
Loans 30-89 days past due	$4,230	$5,666	$1,064
Loans 30-89 days past due to total loans	0.20%	0.27%	0.08%
Nonperforming loans	$6,354	$2,586	$6,553
Nonperforming loans to total loans	0.30%	0.12%	0.51%
Nonperforming assets	$8,429	$4,642	$6,846
Nonperforming assets to total assets	0.30%	0.16%	0.38%
Allowance for loan losses to total loans	0.89%	0.86%	1.14%
Allowance for loan losses to nonperforming loans	292.12%	705.18%	223.67%
Net charge-offs to average loans (for the quarter-to-date period)	0.01%	-0.02%	0.00%

Regulatory and other capital ratios—Company
Tangible common equity to tangible assets	12.01%	10.96%	14.28%
Tier 1 leverage ratio	12.19%	11.61%	15.23%
Tier 1 common capital to risk-weighted assets	16.96%	16.29%	18.29%
Tier 1 capital to risk-weighted assets	17.45%	16.77%	18.54%
Total capital to risk-weighted assets	23.77%	22.98%	23.16%

Regulatory capital ratios—bank only
Tier 1 leverage ratio	14.17%	13.43%	14.84%
Tier 1 common capital to risk-weighted assets	20.31%	19.39%	18.06%
Tier 1 capital to risk-weighted assets	20.31%	19.39%	18.06%
Total capital to risk-weighted assets	21.30%	20.35%	19.14%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter
Quarterly Consolidated Statements of Earnings	2019	2019	2018	2018	2018
Interest income
Loans, including fees	$34,240	$35,839	$33,829	$23,445	$21,132
Investment securities and other	1,703	1,367	1,352	1,028	1,152
Total interest income	35,943	37,206	35,181	24,473	22,284
Interest expense
Deposits	9,035	7,247	6,661	4,139	3,408
Interest on subordinated debentures and other	1,929	1,747	1,325	925	920
Other borrowings	662	2,300	1,613	793	129
Total interest expense	11,626	11,294	9,599	5,857	4,457
Net interest income before provision for loan losses	24,317	25,912	25,582	18,616	17,827
Provision for loan losses	357	550	1,890	1,695	700
Net interest income after provision for loan losses	23,960	25,362	23,692	16,921	17,127
Noninterest income	5,496	4,202	5,489	2,105	2,793
Noninterest expense	14,899	15,325	15,503	8,654	8,191
Earnings before income taxes	14,557	14,239	13,678	10,372	11,729
Income taxes	4,415	3,859	4,188	2,041	2,292
Net income	$10,142	$10,380	$9,490	$8,331	$9,437
Net income per common share - basic	$0.51	$0.52	$0.49	$0.50	$0.58
Net income per common share - diluted	$0.50	$0.51	$0.48	$0.48	$0.54
Cash dividends declared per common share	$0.10	$0.10	$—	$0.09	$0.09
Cash dividends declared	$2,007	$2,007	$—	$1,489	$1,470
Yield on average assets, annualized	1.43%	1.44%	1.35%	1.73%	2.18%
Yield on average earning assets	5.37%	5.51%	5.45%	5.40%	5.47%
Cost of average deposits	1.62%	1.43%	1.28%	1.17%	1.01%
Cost of average interest-bearing deposits	1.99%	1.78%	1.61%	1.46%	1.26%
Cost of average interest-bearing liabilities	2.29%	2.17%	1.91%	1.75%	1.53%
Accretion on loans to average earning assets	0.11%	0.16%	0.14%	0.05%	0.23%
Net interest margin	3.64%	3.84%	3.88%	4.11%	4.37%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Loan Portfolio Detail	As of June 30, 2019		As of March 31, 2019		As of December 31, 2018		As of September 30, 2018		As of June 30, 2018
(dollars in thousands)	$	%	$	%	$	%	$	%	$	%
Loans:
Commercial and industrial	$283,919	13.6	$269,556	12.7	$304,084	14.2	$299,817	21.7	$311,186	24.2
SBA	79,474	3.8	82,571	3.9	84,500	3.9	87,406	6.3	97,142	7.6
Construction and land development	118,807	5.7	125,686	5.9	113,235	5.3	110,710	8.0	94,901	7.4
Commercial real estate (1)	756,452	36.2	756,313	35.7	758,721	35.4	524,174	38.0	492,993	38.4
Single-family residential mortgages	853,404	40.7	885,951	41.8	881,249	41.2	359,111	26.0	287,860	22.4
Other loans	382	0.0	336	0.0	226	0.0	—	—	—	—
Total loans (2)	$2,092,438	100.0	$2,120,413	100.0	$2,142,015	100.0	$1,381,218	100.0	$1,284,082	100.0
Allowance for loan losses	(18,561)		(18,236)		(17,577)		(16,178)		(14,657)
Total loans, net	$2,073,877		$2,102,177		$2,124,438		$1,365,040		$1,269,425

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.
(2)	Net of discounts and deferred fees and costs.

	Three months ended		Six months ended
Change in Allowance for Loan Losses	June 30,		June 30,
(dollars in thousands)	2019	2018	2019	2018
Beginning balance	$18,236	$13,957	$17,577	$13,773
Additions to the allowance charged to expense	357	700	907	884
Recoveries (charged-off) on loans	(32)	—	77	—
Ending balance	18,561	14,657	18,561	14,657

Tangible Book Value Reconciliations (non-GAAP)

The tangible book value per share is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of June 30, 2019 and 2018.

	June 30,
(dollars in thousands, except per share data)	2019	2018
Tangible common equity:
Total shareholders' equity	$393,820	$286,202
Adjustments
Goodwill	(58,383)	(29,940)
Core deposit intangible	(6,828)	(1,280)
Tangible common equity	$328,609	$254,982
Tangible assets:
Total assets-GAAP	$2,801,956	$1,816,872
Adjustments
Goodwill	(58,383)	(29,940)
Core deposit intangible	(6,828)	(1,280)
Tangible assets	$2,736,745	$1,785,652
Common shares outstanding	20,077,524	16,544,627
Tangible common equity to tangible assets ratio	12.01%	14.28%
Tangible book value per share	$16.37	$15.41